Exhibit 99.1

May 8, 2008                                                                                  Steven F. Nicola
        CFO, Secretary & Treasurer
        412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES THE COMPLETION OF THE PURCHASE OF A MAJORITY INTEREST IN SAUERESSIG GMBH & CO. KG

PITTSBURGH, PA, May 8, 2008 -- Matthews International Corporation (NASDAQ NMS: MATW) today announced the completion of its purchase of a 78% ownership interest in Saueressig GmbH & Co. KG (“Saueressig”).  Saueressig, which is a leading European provider of pre-press services and gravure printing forms, is headquartered in Vreden, Germany and has its principal manufacturing operations in Germany, Poland and England.  Matthews initially announced on February 25, 2008 the signing of the definitive agreement for the purchase, which was subject to regulatory approval in Germany.

Saueressig will operate as a subsidiary within Matthews’ Graphics Imaging Group.  Kilian Saueressig, who holds the remaining 22% ownership interest, will remain as President of Saueressig.  Saueressig reported sales of approximately €90 million (U.S.$130 million) in calendar 2007 and has approximately 900 employees.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                                         2 of 2                                                         May 8, 2008

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.